Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made as of this 15th day of January, 2014, is entered into by Ekso Bionics Holdings, Inc., a Nevada corporation (the “Company”), and Nathan Harding residing at 5459 Boyd Avenue, Oakland, CA 94618 the “Executive”).

WHEREAS, in connection with and as a condition to the consummation of the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization by and among the Company, Ekso Acquisition Corp., a wholly-owned subsidiary of the Company, and Ekso Bionics, Inc., a Delaware corporation, the Company and the Executive have agreed to enter into an employment agreement on the terms and conditions set forth herein and are willing to execute this Agreement and to be bound by the provisions hereof.

NOW, THEREFORE, the Company desires to employ the Executive, and the Executive desires to be employed by the Company. In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          Employment Period. The term of the Executive’s employment by the Company (directly or through its subsidiary Ekso Bionics, Inc.) pursuant to this Agreement shall commence on January 15, 2014 (the “Effective Date”) and continue until January 15, 2016 (such period, as it may be extended, the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 4. After the initial two-year term, this Agreement shall be automatically renewed for successive one year periods unless terminated by a party on at least thirty (30) days written notice prior to the end of the then-current term.

2.          Title; Capacity.

2.1           The Executive shall serve as Chief Executive Officer of the Company and, in addition, shall serve as member of the Board of Directors of the Company (the “Board”). The Executive shall be subject to the supervision of, and shall have such authority as is delegated to the Executive by, the Board. The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board shall from time to time reasonably assign to the Executive.

2.2           The Executive shall be based at the Company’s headquarters in Richmond, California, any other location within twenty-five miles of the Company’s headquarters as of the Effective Date, or such other place or places as the Board and Executive shall mutually agree. The parties acknowledge that the Executive may be required to travel in connection with the performance of his duties hereunder.

2.3           The Executive recognizes that during the period of the Executive’s employment hereunder, Executive owes an undivided duty of loyalty to the Company, and the Executive will use the Executive’s good faith efforts to promote and develop the business of the Company and its subsidiaries (the Company’s subsidiaries from time to time, together with any other affiliates of the Company, the “Affiliates”). The Executive shall devote all of the Executive’s business time, attention and skills to the performance of Executive’s services as an executive of the Company. Recognizing and acknowledging that it is essential for the protection and enhancement of the name and business of the Company and the goodwill pertaining thereto, Executive shall perform the Executive’s duties under this Agreement professionally, in accordance with the applicable laws, rules and regulations and such standards, policies and procedures established by the Company and the industry from time to time.

2.4           Notwithstanding the foregoing, the Executive (i) may devote a reasonable amount of his time to civic, community, or charitable activities, (ii) may devote a reasonable amount of time to investing the Executive’s personal assets in such a manner as will not require significant services to be rendered by the Executive in the operation of the affairs of the companies in which investments are made, and (iii) may serve as a member of the Board of Directors or equivalent body of such companies and other organizations as are disclosed by the Executive to, and approved by, the Board, in each case so long as the Executive’s responsibilities with respect thereto do not conflict or interfere with the faithful performance of his duties to the Company.

3.          Compensation and Benefits.

3.1           Salary. The Company shall pay the Executive, in periodic installments in accordance with the Company’s customary payroll practices, an annual base salary at the rate of $275,000 per year during the Employment Period (the “Base Salary”). Such Base Salary shall be subject to increase following the date hereof as determined by the Board.

3.2           Bonus. The Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) in an amount up to fifty percent (50%) of his then annual base salary. The Executive’s Annual Bonus (if any) shall be in such amount as the Board may determine in its sole discretion. The Board may or may not determine that all or any portion of the Annual Bonus shall be earned upon the achievement of operational, financial or other milestones (“Milestones”) established by the Board in consultation with the Executive and that all or any portion of any Annual Bonus shall be paid in cash, securities or other property. Any Annual Bonus awarded by the Board to the Executive pursuant to this Section 3.2 shall be paid not later than March 15 after the calendar year to which it relates. The Executive shall be eligible to participate in any other bonus or incentive program established by the Company for executives of the Company.

3.3           Insurance and Other Benefits. During the Employment Period, the Executive and the Executive’s dependents shall be entitled to participate in any employee benefit plans, whether or not funded by means of insurance, subject to the same terms and conditions applicable to other employees, as the same may be adopted and/or amended from time to time (the “Benefits”). The Executive shall be bound by all of the policies and procedures relating to Benefits established by the Company from time to time.

3.4           Vacation; Personal Days. During the Employment Period, the Executive shall be eligible to accrue and use paid vacation leave in accordance with and subject to the terms of the Company’s written vacation policy for management employees, as in effect from time to time. The Executive shall be entitled to paid personal days on a basis consistent with the Company’s other senior executives, as determined by the Board.

3.5           Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time (which policies, procedures and limitations shall comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or qualify for exemption from said Section 409A.

3.6           Stock Options. The Company agrees to grant to the Executive simultaneous with its execution of this Agreement an option under the Company’s 2014 Equity Incentive Plan (the “EIP”) to purchase Nine Hundred Thousand (900,000) shares of Common Stock of the Company (the “Option”). The Option shall be issued in the form of a non-qualified stock option; and the exercise price shall be equal to the fair market value of the Common Stock on the date such grant. The Option shall become exercisable with respect to one fourth (1/4) of the shares of Common Stock covered thereby on the first anniversary of the Effective Date provided the Executive is then employed by the Company (except as otherwise provided under Section 4), and with respect to an additional one forty-eighth (1/48) of the shares of Common Stock covered by the Option at the end of each month thereafter during the Executive’s employment, so that the Option shall be exercisable in full on January 15, 2018, subject to the Executive’s continued service with the Company throughout this four year period (except as otherwise provided in Section 4). Notwithstanding the foregoing, subject to Section 12 of this Agreement, in the event of a Change of Control (as hereinafter defined), the Option and the Executive’s other Equity Awards (as hereinafter defined) that would first have become vested or exercisable after the effective date of such Change of Control if the Executive continued to be employed by the Company shall become fully vested and exercisable as of the effective date of such Change of Control.

3.7           Withholding. All salary, bonus and other compensation payable to the Executive shall be subject to applicable withholding and reporting for taxes.

4.          Termination of Employment; Compensation Due Upon Employment Termination. The Executive’s employment with the Company shall be entirely “at-will,” meaning that either the Executive or the Company may terminate such employment relationship, at any time for any reason or for no reason at all, by delivery of written notice of employment termination to the other party subject to the post-employment restrictions and covenants set forth in this Agreement including such restrictions and covenants set forth in Sections 5, 6 and 7. As used in the this Agreement, termination of employment shall have the meaning ascribed to “separation from service” under Section 409A of the Code and Treasury Regulations promulgated thereunder, including Treas. Reg. Sec. 1.409A-1(h)(1). The Executive’s right to compensation for periods after the date his employment with the Company terminates shall be determined in accordance with the provisions of paragraphs 4.1 through 4.6 below:

4.1           Voluntary Termination: Resignation By The Executive. The Executive may terminate his employment at any time upon thirty (30) days prior written notice to the Company. In the event that the Executive terminates employment other than for Good Reason (as defined below), the Company shall have no obligation to (i) make payments to the Executive in accordance with the provisions of Section 3 except for the payment of the Executive’s Base Salary earned, but unpaid, through the date of the Executive’s separation, or (ii) except as otherwise required by applicable law or the terms of any Benefits plan, to provide the benefits described in Section 3 for periods after the date on which the Executive’s employment with the Company terminates.

4.2           Termination By The Executive For Good Reason.

(a)          The Executive may terminate his employment under this Agreement at any time for Good Reason, as hereinafter defined. In the event of termination under this Section 4.2, the Executive shall be entitled to receive all amounts payable upon termination under Section 4.1 and, subject to the Executive’s continued compliance with Sections 5, 6 and 7 of this Agreement, in addition to such amounts:

(1)         the Company shall pay to the Executive severance in the form of salary continuation at the Executive’s Base Salary rate in effect on the date the Executive’s employment termination, subject to the Company’s regular payroll practices and required withholdings, for a period of twelve (12) months commencing on the effective date of termination of employment (the “Severance Period”); and

(2)         if and to the extent the Milestones are achieved for the Annual Bonus for the year in which the Severance Period commences (or, in the absence of Milestones, the Board has, in its sole discretion, otherwise determined an amount for the Executive’s Annual Bonus for such year), the Company shall pay to the Executive an amount equal to such Annual Bonus pro rated for the portion of the performance year completed before the Executive’s employment terminated, such payment to be made on the date such Annual Bonus would have been payable to the Executive had the Executive remained employed by the Company;

(3)         any of the Executive’s stock options, restricted stock or similar incentive equity instruments (collectively, “Equity Awards”), including the Options, that would first have become vested or exercisable during the Severance Period if the Executive continued to be employed by the Company shall become vested and exercisable upon the Executive’s employment termination, and all exercisable Equity Awards (including those with accelerated exercisability pursuant to this clause (3)) shall remain exercisable until the expiration of the Severance Period or, if earlier, until the latest date upon which the Equity Awards could have been exercised in any circumstance under the original award (the “Latest Expiration Date”), and to the extent that the terms of any Equity Award are inconsistent with this clause (3), the terms of this clause (3) shall control, provided, however that nothing herein shall alter an Equity Award’s Latest Expiration Date; and

(4)         for the duration of the Severance Period, the Executive shall continue to be eligible to participate in (i) the Company’s group health plan on the same terms applicable to similarly situated active employees during the Severance Period provided the Executive was participating in such plan immediately prior to the date of employment termination and provided further that the terms of such plan do not prohibit such coverage continuation; and (ii) each other Benefit program to the extent permitted under the terms of such program.

(b)          Except as hereinabove provided, the Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination for Good Reason. For the purposes of this Agreement, “Good Reason” shall mean any of the following (without Executive’s express written consent):

(1)         the assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date;

(2)         removal of the Executive from his position as indicated in Section 2, or the assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed under this Agreement, within twelve (12) months after a Change of Control (as defined below);

(3)         a material reduction by the Company in the Executive’s then applicable Base Salary or other compensation, unless said reduction is pari passu with other senior executives of the Company;

(4)         the taking of any action by the Company that would, directly or indirectly, materially reduce the Executive’s benefits, unless said reductions are pari passu with other senior executives of the Company;

(5)         the Company’s written notice to the Executive of its determination to terminate this Agreement upon expiration of the then-current term; or

(6)         a breach by the Company of any material term of this Agreement that is not cured by the Company within thirty (30) days following receipt by the Company of written notice thereof.

The foregoing shall be interpreted in a manner consistent with the provisions of Treasury Regulations Section 1.409A-1(n)(2)(i) such that the circumstances under which the Executive may separate from service pursuant to this Section 4.5 shall cause such separation to be treated as “involuntary” for purposes of Section 409A of the Code. Without limiting the foregoing, the Executive shall provide written notice to the Company of any fact or circumstance that the Executive believes constitutes or may constitute “Good Reason” within five (5) business days after such fact or circumstance arises and provide the Company with a reasonable opportunity to cure any such fact or circumstance.

(c)          For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (a) the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 50% or more of the shares of the outstanding equity securities of the Company other than in a transaction by any individual, entity or group that immediately prior to the effective date of such transaction, owned at least 50% of such share, (b) a merger or consolidation of the Company in which the Company does not survive as an independent company or upon the consummation of which the holders of the Company’s outstanding equity securities prior to such merger or consolidation own less than 50% of the outstanding equity securities of the Company after such merger or consolidation, (c) a sale of all or substantially all of the assets of the Company, or (d) a change in the composition of the Board such that a majority of Board members is replaced during any 12-month period by individuals whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (i) any acquisitions of common stock or securities convertible into common stock directly from the Company, or (ii) any acquisition of common stock or securities convertible into common stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

4.3           Termination By The Company Without Cause.  If the Executive’s employment is terminated by the Company without Cause (as defined below), the Executive shall be entitled to the payments and benefits provided in the event of termination under Section 4.2. If, following a termination of employment without Cause, the Executive breaches the provisions of Sections 5, 6 or 7 hereof, the Executive shall not be eligible, as of the date of such breach, for the payments and benefits described in Section 4.2 (other than the payments and benefits, if any, required under Section 4.1), and any and all obligations and agreements of the Company with respect to such payments and benefits shall thereupon cease.

4.4           Termination By The Company for Cause. Upon written notice to the Executive, the Company may terminate the Executive’s employment for “Cause” if any of the following events shall occur:

(a)          any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement;

(b)          the willful and continued failure or refusal of the Executive to satisfactorily perform the duties reasonably required of him as an employee of the Company, which failure or refusal continues for more than thirty (30) days after notice given to the Executive, such notice to set forth in reasonable detail the nature of such failure or refusal;

(c)          the Executive’s conviction of, or plea of nolo contendere to, (i) any felony or (ii) a crime involving dishonesty or misappropriation or which could reflect negatively upon the Company or otherwise impair or impede its operations;

(d)          the Executive’s engaging in any misconduct, gross negligence, act of dishonesty (including, without limitation, theft or embezzlement), violence, threat of violence or any activity that could result in any material violation of federal securities laws, in each case, that is injurious to the Company or any of its Affiliates;

(e)          the Executive’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company;

(f)          the Executive’s refusal to follow the directions of the Board, unless such directions are, in the written opinion of legal counsel, illegal or in violation of applicable regulations; or

(g)          any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of the Company or any of its Affiliates.

In the event Executive is terminated for Cause, the Company shall have no obligation to make payments to Executive in accordance with the provisions of Section 3, or, except as otherwise required by law, to provide the benefits described in Section 3, for periods after the Executive’s employment with the Company is terminated on account of the Executive’s discharge for Cause except for amounts payable pursuant to Section 4.1.

4.5           Non-Performance by the Executive. Without limiting the rights of the Company or the Executive under Sections 4.1, 4.3 or 4.4 to terminate the Executive’s employment, in the event that the Executive fails or refuses to discharge his duties to the Company for a period of ninety (90) consecutive calendar days (excluding period of paid vacation leave), then the Executive shall be deemed to have resigned from employment without Good Reason effective as of the first day of such 90-day period, and the Executive’s rights upon such separation from service shall be determined in accordance with Section 4.1; provided, however, that if such failure is due to the Executive’s disability, as hereinafter defined, then the Executive’s entitlement to compensation and benefits during and after such period, and to reinstatement upon or after the completion of such period, shall be governed by the Company’s employee benefit plans and personnel policies with respect to disability-based leaves of absence by management employees including, without limitation, the Company’s policies with respect to accommodation of qualified individuals with disabilities and Benefit plans, if any, providing short-term or long-term disability benefits. For purposes of this Agreement, the term “disability” means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months that: (a) renders the Executive unable to engage in any substantial gainful activity, or (b) causes the Executive to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan of the Company covering the Executive. The effective date of an individual’s disability shall be the earliest of (x) the first day for which the Executive is eligible to receive income replacement benefits under the Company’s short-term disability plan based on an absence from work due to the impairment later determined (for purposes of this Section 4.3) to be a disability, (y) the first date on which the impairment later determined (for purposes of this Section 4.3) to constitute a disability caused the Executive to be absent from work, or (z) the commencement date, for purposes of the Company’s long-term disability benefits plan, of the impairment later determined (for purposes of this Section 4.3) to constitute a disability. A determination of disability within the meaning of the preceding clause “(a)” shall be made by a physician satisfactory to both the Executive and the Company; provided, however, that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and those two physicians together shall select a third physician, whose determination as to a Permanent Disability shall be binding on all parties. In no event shall the payments to which the Executive is entitled (including payments under any disability or income replacement plan maintained by the Company) if he separates from service due to disability within ninety (90) days following the effective date of such disability be less than an amount equal to the then applicable Base Salary for the Severance Period, payable in the form of salary continuation for the applicable Severance Period.

4.6           Death. The Executive’s employment hereunder shall terminate upon the death of the Executive. The Company shall have no obligation to make payments to the Executive in accordance with the provisions of Section 3, or, except as otherwise required by law or the terms of any applicable benefit plan, to provide the benefits described in Section 3 for periods after the date of the Executive’s death except for then applicable Base Salary earned, but unpaid, through the date of death (and, if applicable, compensation required under applicable state law to be paid upon employment termination), payable to the Executive’s beneficiary, as the Executive shall have indicated in writing to the Company (or if no such beneficiary has been designated, to Executive’s estate).

4.7           Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 14 of this Agreement. In the event of a termination by the Company for Cause, the Notice of Termination shall (a) indicate the specific termination provision in this Agreement relied upon, (b) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (c) specify the effective date of termination if other than the date of such notice, provided that the effective date of employment termination may not be earlier than the date of such notice. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

4.7           Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason will constitute the Executive’s resignation from (a) any director, officer or employee position the Executive has with the Company or any of its Affiliates, and (b) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance, unless otherwise required by any plan or applicable law.

5.          Interference with Business; Use of Confidential or Proprietary Information.

5.1           During the Employment Period and for a period of twelve (12) months following termination of the Executive’s employment with the Company, the Executive shall not interfere with the business of the Company by soliciting, or attempting to recruit, persuade, solicit or hire, any employee or independent contractor of, or consultant to, the Company and/or its Affiliates, to leave the employment thereof (or service provider relationship thereto), whether or not any such employee, independent contractor or consultant is party to a written agreement.

5.2           At no time shall the Executive use or disclose Confidential Information, as defined in Section 7, to communicate with or in the course of communications with any customer or client of the Company or any of its Affiliates, with whom the Company or any of its Affiliates had significant contact during the term of this Agreement, provided however that the foregoing shall not prevent the Executive from using Confidential Information for the benefit of the Company during the term of the Executive’s employment with the Company.

5.3           The Executive shall execute and comply with the terms of such restrictive covenants as the Company may request from its executive and management employees from time to time on a reasonable and uniform basis including, without limitation, the terms of the Employee Invention Assignment and Confidentiality Agreement in the form or substantially the form appended to this Agreement as Appendix A.

5.4           The Executive recognizes and agrees that because a violation by the Executive of his obligations under this Section will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate, the Company shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond or demonstrating actual damages.

5.5           The Executive expressly agrees that the character, duration and scope of the covenants set forth in Section 5.1, 5.2, and in Appendix A are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character or duration of such covenants are unreasonable in light of the circumstances as they then exist, then it is the intention of the Executive, on the one hand, and the Company, on the other, that such covenants shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Executive which are reasonable in light of the circumstances as they then exist and necessary to assure the Company of the intended benefit of the covenant.

6.          Inventions and Patents. The Executive acknowledges that all inventions, innovations, improvements, know-how, plans, development, methods, designs, analyses, specifications, software, drawings, reports and all similar or related information (whether or not patentable or reduced to practice) which related to any of the Company’s actual or proposed business activities and which are created, designed or conceived, developed or made by the Executive during the Executive’s past or future employment by the Company or any Affiliates, or any predecessor thereof (“Work Product”), belong to the Company, or its Affiliates, as applicable. Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” and ownership of all right title and interest shall rest in the Company. The Executive hereby irrevocably assigns, transfers and conveys, to the full extent permitted by law, all right, title and interest in the Work Product, on a worldwide basis, to the Company to the extent ownership of any such rights does not automatically vest in the Company under applicable law. The Executive will promptly disclose any such Work Product to the Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm ownership of such Work Product by the Company (including, without limitation, assignments, consents, powers of attorney and other instruments). The obligations of this Section 6 shall be in additions to any obligations imposed under instruments executed by the Executive pursuant to Section 5.3.

7.          Confidentiality.

7.1           The Executive understands that the Company and/or its Affiliates, from time to time, may impart to the Executive Confidential Information, as hereinafter defined, whether such information is written, oral, electronic or graphic.

7.2           For purposes of this Agreement, “Confidential Information” means information, which is used in the business of the Company or its Affiliates and (a) is proprietary to, about or created by the Company or its Affiliates, (b) gives the Company or its Affiliates some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company or its Affiliates, (c) is designated as confidential information by the Company or its Affiliates, is known by the Executive to be considered confidential by the Company or its Affiliates, or from all the relevant circumstances should reasonably be assumed by the Executive to be confidential and proprietary to the Company or its Affiliates, or (d) is not generally known by non-Company personnel. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

(i)          internal personnel and financial information of the Company or its Affiliates, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company or its Affiliates;

(ii)         marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, bidding, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Company or its Affiliates which have been or are being discussed;

(iii) names of customers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company or its Affiliates; and

(iv)        confidential and proprietary information provided to the Company or its Affiliates by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals).

The Executive hereby acknowledges the Company’s exclusive ownership of such Confidential Information.

7.3           The Executive agrees as follows: (1) only to use the Confidential Information to provide services to the Company and its Affiliates; (2) only to communicate the Confidential Information to fellow employees, and agents and representatives of the Company and its Affiliates on a need-to-know basis; and (3) not to otherwise disclose or use any Confidential Information, except as may be required by law or otherwise authorized by the Board. Upon demand by the Company or upon termination of the Executive’s employment, the Executive will deliver to the Company all manuals, photographs, recordings and any other instrument or device by which, through which or on which Confidential Information has been recorded and/or preserved, which are in the Executive’s possession, custody or control.

7.4           The Executive’s obligations under this Section 7 shall be in addition to his obligations under (i) any instruments executed by the Executive pursuant to Section 5.3, and/or (ii) any policy of general application to employees or limited application to executive or management employees established by the Company and as in effect from time to time with respect to confidential information and the Executive agrees to comply with all such policies as a condition of employment.

8.          Executive’s Representation. The Executive hereby represents that the Executive’s entry into this Agreement and performance of the services hereunder will not violate the terms or conditions of any other agreement to which the Executive is a party.

9.          Governing Law/Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the County of Contra Costa, State of California (or, if appropriate, a federal court located within California and having jurisdiction of the area including Contra Costa County), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

10.         Public Company Obligations; Litigation and Regulatory Cooperation; Indemnification.

(a)           Executive acknowledges that the Company is a public company shares of whose common stock have been registered under the US Securities Act of 1933, as amended (the “Securities Act”), and whose common stock is or will be registered under the Exchange Act, and that this Agreement will be subject to the public filing requirements of the Exchange Act. In addition, both parties acknowledge that the Executive’s compensation and perquisites (each as determined by the rules of the US Securities and Exchange Commission (the “SEC”) or any other regulatory body or exchange having jurisdiction) (which may include benefits or regular or occasional aid/assistance, such as recreation, club memberships, meals, education for his family, vehicle, lodging or clothing, occasional bonuses or anything else he receives, during the Employment Period, in cash or in kind) paid or payable or received or receivable under this Agreement or otherwise, and his transactions and other dealings with the Company, will be required to be publicly disclosed.

(b)          Executive acknowledges and agrees that the applicable insider trading rules, transaction reporting rules, limitations on disclosure of non-public information and other requirements set forth in the Securities Act, the Exchange Act and rules and regulations promulgated by the SEC may apply to this Agreement and Executive’s employment with the Company.

(c)          During and after the Employment Period, the Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims now in existence or which may be brought in the future against or on behalf of the Company or any Affiliates that relate to events or occurrences that transpired while the Executive was employed by the Company or any Affiliates; provided, however, that such cooperation shall not materially and adversely affect the Executive or expose the Executive to an increased probability of civil or criminal litigation. The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company or any of its Affiliates at mutually convenient times. During and after the Employment Period, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company or any of its Affiliates. The Company shall reimburse the Executive for all out-of-pocket costs and expenses incurred in connection with the Executive’s performance under this Section 10(c), including, but not limited to, reasonable attorneys’ fees and costs.

(d)          The Company shall maintain in full force and effect a policy, consistent with industry standards for similarly situated publicly traded companies, for indemnification of executive employees, including the Executive, from and against liability or cost arising out of or associated with an action or proceeding to procure a judgment against the Executive by reason of the fact that the Executive is or was an officer, director or employee of the Company.

11.         Effect of “Specified Employee” Status of Separation Payments. Notwithstanding any provision of this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time the Executive’s separation from service and any payments or benefits which the Executive is or becomes entitled under this Agreement are treated as being made on account of the Executive’s separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code, such amounts (to the extent constituting compensation subject to Section 409A of the Code) shall be provided to the Executive on the first business day of the seventh month commencing after the month during which the Executive separates from service; provided however that if the Executive’s entitlement to such amounts is due solely to involuntary separation from service within the meaning of Treasury Regulation Sections 1.409A-1(b)(9)(iii) and 1.409A-1(n):

(a)          The Executive shall be entitled to receive the portion (up to 100%) of such amount, regardless of the Executive’s status as a “specified employee,” that does not exceed two times the lesser of (x) the sum of the Executive’s annualized compensation based on the annual rate of pay for services provided to the Bank for the taxable year of the Executive preceding the taxable year of the Executive in which the Executive separates from service (adjusted for any increase during that year that was expected to continue indefinitely if the Executive’s employment had not terminated), or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive separates from service; and

(b)          Any portion of the benefit payable under this Agreement upon separation from service that is in excess of the amount described in the preceding clause (i) shall be paid to the Executive on the first business day of the seventh month commencing after the month during which the Executive’s employment terminates.

12.         280G Cap. In no event shall any of the payments and benefits to be made, or provided, to Executive pursuant to this Agreement and other payments or benefits, if applicable, to be made, or provided, to the Executive in connection with an event described in Section 280G(b)(2)(A)(i) of the Code (collectively referred to as the “Change in Control Benefits”) including, to the extent applicable, payments or benefits to which the Executive is entitled upon a Change of Control as defined in Section 4.2(c), constitute, in the aggregate, a “parachute payment” under Section 280G of the Code. If the Change in Control Benefits result in a “parachute payment” under Code Section 280G, the Change in Control Benefits shall be reduced to an amount, the value of which is $1.00 less than an amount equal to three (3) times Executive’s “base amount” as determined in accordance with Section 280G of the Code.

13.         Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

14.         Notices. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been given when delivered to the party to whom addressed or when sent by telecopy (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

(a)          to the Company at:

Ekso Bionics Holdings, Inc.

1414 Harbour Way South, Suite 1201

Richmond, CA 94804

Attn: Nathan Harding, CEO

Fax: +1-510-927-2647

with a copy to:

Nutter McClennen & Fish LLP

155 Seaport Boulevard

Boston, MA 02210

Attn: Michelle L. Basil, Esq.

Facsimile: +1- 617-310-9477

(b)          to the Executive at:

Nathan Harding

5459 Boyd Avenue

Oakland, CA 94618

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation, (iii) if delivered by mail in the manner described above to the address as provided for in this Section 14, be deemed given on the earlier of the third business day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Either party may, by notice given to the other party in accordance with this Section, designate another address or person for receipt of notices hereunder.

15.         Severability. If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.

16.         Waiver. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

17.         Successors and Assigns. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, or consolidate with or merge into any other person or entity, or transfer all or substantially all of its properties or assets to any other person or entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

18.         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Additionally, a facsimile counterpart of this Agreement shall have the same effect as an originally executed counterpart.

19.         Headings. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

20.         Opportunity to Seek Advice. The Executive acknowledges and confirms that he has had the opportunity to seek such legal, financial and other advice and representation as he has deemed appropriate in connection with this Agreement, that the Executive is fully aware of its legal effect, and that Executive has entered into it freely based on the Executive’s judgment and not on any representations or promises other than those contained in this Agreement.

21.         Withholding and Payroll Practices. All salary, severance payments, bonuses or benefits payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law and shall be paid in the ordinary course pursuant to the Company’s then existing payroll practices.

22.         Attorney’s Fees. In the event that either party seeks to enforce its rights under this Agreement before a court of competent jurisdiction with respect to such enforcement action and prevails in such enforcement action, than the prevailing party shall be entitled to reasonable attorney’s fees and court costs associated with such enforcement action. Without limiting the foregoing, the preceding sentence shall apply without regard to whether the prevailing party is a plaintiff or defendant in an enforcement action.

23.         Effect of Termination. Upon termination of this Agreement, all obligations and provisions of this Agreement shall terminate except with respect to any accrued and unpaid monetary obligation and except for the provisions of Section 5 through (and inclusive of) 21 hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

EKSO BIONICS HOLDINGS, INC.

/s/ Steven Sherman

By:	Steven Sherman

Title:	Chairman

NATHAN HARDING

/s/ Nathan Harding

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